EXHIBIT 10.2

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

Central Garden & Pet Company and/or its wholly owned subsidiaries (collectively “the Company”) and Frank P. Palantoni (“Executive”) amend the Employment Agreement entered into as of February 1, 2011 (“Original Agreement) as follows:

1. Paragraph 16 of the Original Agreement is amended by substituting the following:

16.	Termination By The Company Without Cause: The Company may terminate Executive’s employment under this Agreement at any time without cause by giving Executive twenty-four (24) months written notice of termination. If the Company terminates Executive under this section, within 10 days after Executive signs a general release of claims in a form acceptable to the Company that becomes irrevocable, provided a later payment is not required by Section 17 below, the Company will pay Executive a severance following the effective date of termination consisting of a continuation of Executive’s base salary for a nine (9) month period, subject to applicable payroll deductions, and health insurance continuation for nine (9) months, with the COBRA continuation period to commence at the end of the nine (9) months salary and health insurance continuation period Executive will be provided, at most, sixty (60) days to consider whether to sign such release. Severance payments shall cease, and no further severance obligation will be owed, in the event Executive obtains other equivalent employment during the severance period. If Executive obtains employment during the severance period that pays Executive less than the severance payments provided herein, such payments will reduce the Company’s severance obligation to the extent of such compensation. However, such reduction in severance based upon Executive obtaining new employment will not apply, and Executive’s severance will not be reduced by any income Executive receives under the Post-Employment Consulting Agreement, should Company exercise its option to retain Executive to provide Consulting Services under such Agreement. Such severance payments shall be Executive’s sole and exclusive remedy in the event of a termination of this Agreement by the Company without cause. At its option, the Company may pay Executive twenty-four (24) months additional salary and benefits provided in this Agreement in lieu of giving Executive the twenty-four (24) months notice as provided above. The severance provisions hereunder shall not apply to any termination pursuant to Section 13 above.

2. In all other respects, the provisions of the Original Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year referenced above.

Frank P. Palantoni

/s/ Frank P. Palantoni

Central Garden & Pet Company

By	/s/ William E. Brown
William E. Brown,
Chairman and Chief Executive Officer

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